SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) September 1, 1999



                            PEASE OIL AND GAS COMPANY
             (Exact name of registrant as specified in its charter)





        Nevada                       0-6580                       87-0285520
(State or other jurisdiction   (Commission File No.)          (I.R.S. Employer
    of incorporation)                                       Identification No.)




751 Horizon Court, Suite 203, Grand Junction Colorado         81506-8718
---------------------------------------------                 ----------
     (Address of principal executive offices)                 (Zip Code)


Registrant's telephone number including area code:   (970) 245-5917

Item 5.  OTHER EVENTS.

         On September 1, 1999, the Registrant entered into a Agreement and Plan of Merger dated effective August 31, 1999 ("Agreement"), with Carpatsky Petroleum, Inc., a corporation of the Province of Alberta, Canada ("Carpatsky"). Under the Agreement, which was unanimously approved by directors of Registrant and which is subject to the approval of stockholders of both corporations and a number of other conditions, a newly-formed subsidiary corporation of the Registrant will be merged with and into Carpatsky and Carpatsky shall become a wholly-owned subsidiary of the Registrant. At the effective time of the merger, Carpatsky stockholders shall be issued approximately 34.495 million shares of Registrant's common stock, equivalent to approximately 76.57% of the outstanding common stock following the merger and the holders of all of Registrant's outstanding Series B Convertible Preferred Stock shall exchange all shares of Series B Preferred Stock for approximately 8.865 million shares of Registrant's common stock, equivalent to approximately 19.68% of the outstanding common stock of Registrant following the merger.

RISK FACTORS

         The transaction may not close.

         The proposed merger transaction with Carpatsky is subject to a number of conditions, including obtaining approval of our stockholders. Registrant or Carpatsky may be unable to meet the applicable conditions or the transaction could be abandoned for other reasons. In any event, the transaction will not be completed until late 1999 or next year.

         Carpatsky shareholders would control Registrant

         If the proposed merger transaction is completed, the former Carpatsky shareholders will own approximately 76.5% of Registrant's common stock, the former Series B Preferred holders will hold approximately 19.7% of the common stock and the common stockholders of the Registrant would own approximately 3.8% of the outstanding common stock. At the closing of the merger, a new board of directors would be elected. As a result, the present holders of Registrant's common stock would not be in a position to effect any control of the Registrant after the transaction.

         There are risks in producing and monetizing oil and gas in Ukraine.

         All of the reserves of oil and natural gas owned by Carpatsky are in the Republic of Ukraine. To date, Carpatsky has not sold its oil or natural gas produced from its properties outside Ukraine. In addition, a substantial portion of the natural gas sold in Ukraine by Carpatsky or its Joint Venture Partners has not been paid for. However, Carpatsky believes that it has established relationships which will entitle it to transport natural gas produced from its properties into Western Europe for sale on the international market. Carpatsky believes the exporting of gas outside Ukraine will help assure that payments for gas are received on a more timely basis. However, as of the date of this report no such export sales have been made. Following the merger transaction the Registrant will continue to face the risk that it may be unable to successfully commercialize and monetize production of the Carpatsky oil and natural gas reserves. These risks are based on a number of factors, including the following:

     1.       Political, social and economic instability in Ukraine;

     2.       The relationships between countries in eastern Europe;

     3. The political and other regulations applicable to the oil and gas business in Ukraine and to foreign companies such as Registrant;

     4.       Competitors  in Ukraine;

     5. The limited access to transport petroleum products outside Ukraine for sale;

     6.       The  possibility  that oil and  natural  gas prices in Ukraine may
              substantially   differ  from  prevailing   world  prices  for  the
              commodities;

     7. Development of oil and natural gas reserves in Ukraine will require special expertise and use of local resources; and

     8. The possibility that Ukraine may require produced oil to be sold or utilized only in Ukraine or that the assets be nationalized.

         Risks of Foreign Operations

         Ukraine, where Carpatsky's two operating fields are, has not yet achieved economic, political or social stability. Most of the oil and gas production of the combined company will be derived from operations in Ukraine. In addition to the risks normally associated with oil and gas development and production, the success of operations in Ukraine will depend on, among other things, the operator's ability to maintain its relationships with its local development partners, political stability, export and transportation tariffs, local and national tax requirements and exercises of foreign government sovereignty over the exploration area. Ukraine's heavy industry has not been able to compete successfully with the technologically more advanced enterprises in Western Europe and has floundered with the loss of government subsidies and protected markets. Agricultural production has fallen, despite excellent natural resources, as a result of shortages of equipment and fertilizer, among other factors. Ukraine's political institutions have not been able to address successfully these economic problems or other difficulties facing the nation. No party or coalition has achieved working majority in the legislature, and as a result it remains difficult for political leaders to agree on policy or to adopt specific legislation. Recent trends show influence migrating from the center towards the extremes, which will make consensus even more difficult. As a result of the economic and political situation, the standard of living of the Ukrainian population has been falling. Lower levels of nutrition and healthcare have led to a reduction in life expectancy and an absolute decline in the population. Unless these mutually reinforcing forces can be broken, Ukraine is likely to remain, perhaps to a heightened extent, unstable, and instability represents a threat to the successful implementation of Carpatsky's two projects and any other projects which may be undertaken in Ukraine. No assurance can be given that the Ukrainian operations of Carpatsky will be successful.

         Risk of Political Instability

         The forms of government and the economic institutions in Ukraine where the projects of Carpatsky are located have been established relatively recently and, accordingly, may be subject to a greater risk of political instability or change than may be the case with respect to governments and economies that have been in existence for longer periods of time. Generally, the government is an important participant in the establishment of the arrangements defining each project. These arrangements, therefore, may be subject to changes in the event of changes in government institutions, government personnel or political power and the development of new administrative policies and practices. There can be no assurance that Carpatsky will be able to take measures to provide adequate protection of their respective interests against political instability or changes in government institutions, personnel, policies or practices or shifts in political power.

         New Market Economy

         The infrastructures, labor pools, sources of supply and legal and social institutions in Ukraine may not be equivalent to those normally found in connection with projects in North America. Moreover, the regulatory regime governing oil and gas operations (including environmental regulations) has been recently promulgated and is relatively untested, so there is no enforcement history or established practice that can aid Carpatsky in evaluating how the regulatory regime will affect their respective operations. More permits and approvals may be required for Ukrainian entities and projects than for North American entities and projects. The procedures for obtaining such permits and approvals may be more cumbersome, and officials may have more discretion in acting on application and requests. Each of these factors may result in a lower level of predictability and a higher risk of frustration and/or expectations.

         Currency Risk

         The combined company may be exposed to the risk of foreign currency exchange losses in connection with its operations in Ukraine by holding cash and receivables denominated in foreign currencies during periods in which a strengthening United States dollar may be experienced or by having or incurring liabilities denominated in foreign currencies during periods in which a weakening United States dollar may be experienced. Generally, Carpatsky has paid for goods and services obtained locally in the local currencies and has paid expatriate employees and international contractors in United States dollars. The principal Ukrainian currency in which Carpatsky has satisfied obligations is the Ukrainian hryvna. Outside of Eastern Europe, the principal currencies other than the United States dollar in which Carpatsky has satisfied obligations are the Canadian dollar.

         Revenue generated from Ukraine operations may be received in local currencies in Ukraine. While such currencies are now generally freely-
convertible into United States dollars, there is no assurance that such convertibility will continue.

         Carpatsky does not speculate in foreign currencies, does not presently maintain significant foreign currency cash balances, nor currently engages in any currency hedging transactions. Dividends or distributions from foreign oil and gas ventures may be received in the currencies of the host countries, and there is no assurance that Carpatsky or the combined company will be able to convert such currencies into United States dollars. Even where convertibility is available, applicable exchange rates may not reflect a parity in purchasing power. Fluctuations of exchange rates could result in a devaluation of foreign currencies being held.

         Foreign Jurisdiction

         ln the event of a dispute arising in connection with its foreign operations, the combined company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts of the United States or enforcing U.S. judgments in such other jurisdictions. The combined company may also be hindered or prevented from enforcing their rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

         A substantial portion of the Carpatsky reserves are undeveloped.

         Approximately 84.1 % of Carpatsky's proved oil reserves, 79.3 % of proved natural gas reserves and 70.1% of discounted future net revenue at June 30, 1999 were proved undeveloped reserves. Exploitation of such reserves will require drilling and completing new wells and related development activity. A substantial portion of these reserves could be economically unrecoverable for various reasons, notwithstanding the expected presence of hydrocarbons. In such event the inherent value of Carpatsky's reserves would be substantially reduced.

         The combined companies will require additional financing.

         It is anticipated that Carpatsky will be a wholly-owned subsidiary corporation of Registrant following the merger transaction. Carpatsky will require substantial additional capital resources in order to fully develop its reserves of oil and natural gas and to pay amounts it presently owes to the Ukrainian joint venture through which it holds its oil and gas properties. Registrant and Carpatsky will seek additional financing, the terms of which are presently unknown and which may be disadvantageous to Registrant's shareholders, including the former shareholders of Carpatsky.

Item 6.  RESIGNATION OF REGISTRANT'S DIRECTOR.

     (a) On September 10, 1999, William F. Warnick, a director of Registrant and Chairman of the Board of Directors of Registrant, notified Registrant that he was resigning as of such date as Chairman of the Board of Directors and as a director. In his letter of resignation, Mr. Warnick stated in part ". . . I have lost confidence in the management of the Company . . . I strongly disagree with many of your positions. I have been unable to persuade you to cooperate with me; I have been virtually uninformed for the past several months and believe a free flow of information is essential to effective continuation as a Director and
Chairman of Pease. . . ."

         (b) Prior to receipt of Mr. Warnick's letter of resignation, Mr. Warnick had never stated to members of the present management of the Registrant nor at any meeting of the directors or executive committee of the Board of Directors that he had lost confidence in management. Further, Mr. Warnick attended each meeting of the Board of Directors and was furnished all information concerning the business or affairs of the Registrant which he requested. Mr. Warnick never voiced any dissatisfaction with the amount of information he received from Registrant to any member of management or at any meeting of the Board of Directors or the executive committee of the Board of Directors.

         (c) A copy of Mr.  Warnick's  letter  of  resignation  is  attached  as
Exhibit 10.3.

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits.

                  Exhibit 10.1 Agreement and Plan of Merger Among Pease Oil and Gas Company, CPI Acquisition Corp. and Carpatsky Petroleum, Inc. dated effective August 31, 1999.

                  Exhibit 10.2 News Release dated September 13, 1999.

                  Exhibit 10.3      Letter dated September 10, 1999 from William
                                    F. Warnick.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    September 13, 1999

                                   PEASE OIL AND GAS COMPANY



                                   By /s/ Patrick J. Duncan
                                   Patrick J. Duncan, President